Exhibit 99.1

Contact: Marc Cannon (954) 769-3146 cannonm@autonation.com Investor contacts: Cheryl Scully (954) 769-7734 scullyc@autonation.com Kate Keyser-Pearlman (954) 769-7342 keyserk1@autonation.com
AutoNation Announces November 2011 Retail New Vehicle Unit Sales

•	November 2011 retail new vehicle unit sales increased 21% versus November 2010

FORT LAUDERDALE, Fla., December 5, 2011 - AutoNation, Inc. (NYSE: AN), America's largest automotive retailer, today announced that its retail new vehicle unit sales in November 2011, as reported to the applicable automotive manufacturers, totaled 18,692, an increase of 21% as compared to November 2010. Retail new vehicle unit sales in November 2011 for AutoNation's operating segments were as follows:

•	5,922 for Domestic, up 29% versus November 2010,

•	8,751 for Import, up 10% versus November 2010, and

•	4,019 for Premium Luxury, up 35% versus November 2010.

AutoNation expects to report December 2011 retail new vehicle unit sales on Monday, January 9, 2012.

The information provided in this news release is based on sales reports provided by our stores, including stores acquired since November 2010, to the applicable automotive manufacturers and is provided on a continuing operations basis. These reports are prepared based on the standards established by the applicable automotive manufacturers, which differ from GAAP revenue recognition and other requirements and are based on the time periods set by the automotive manufacturers for reporting monthly sales (which generally differ from the calendar month). As a result, our operating results calculated and presented in accordance with GAAP, including our new vehicle unit sales, may differ materially from any results expressed or implied by the information provided in our monthly sales reports and summarized in this news release and future news releases. In addition, new vehicle unit sales are subject to seasonal trends. Consequently, new vehicle unit sales for a particular month are not necessarily indicative of results to be expected for a full quarter or year. Please refer to our public filings with the Securities and Exchange Commission, including without limitation our Annual Report on Form 10-K for the year ended December 31, 2010 and our subsequent Quarterly Reports on Form 10-Q, for additional information regarding our operations. Investors should not assume that our disclosure of the information in this news release means that we have determined that such information is material to the Company.
About AutoNation, Inc.

AutoNation is transforming the automotive retail industry through bold leadership. We deliver a superior automotive retail experience through our customer-focused sales and service processes. Owning and operating 257 new vehicle franchises, which sell 32 brands across 15 states, AutoNation is America's largest automotive retailer, with state-of-the-art operations and the ability to leverage economies of scale that benefit the customer. As an indication of our leadership position in our industry, AutoNation is a component of the S&P 500 Index. AutoNation is driven to be the best-run, most profitable automotive retailer. Follow us at www.facebook.com/autonation and www.twitter.com/autonation.

For additional information about AutoNation, please visit investors.autonation.com or www.autonation.com.